Exhibit 99.1

Pacific Premier Bancorp, Inc.
Q3 2019 Results Conference Call
Tuesday, October 22, 2019, 12:00 P.M. Eastern

CORPORATE PARTICIPANTS Steve Gardner - Chairman and Chief Executive Officer Ron Nicolas - Senior Executive Vice President and Chief Financial Officer

PRESENTATION

Operator
Good day, and welcome to the Pacific Premier Bancorp third quarter 2019 conference call and webcast. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key (*) followed by zero (0). After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star (*), then one (1) on your touchtone phone. To withdraw your question, please press star (*), then two (2). Please note that this event is being recorded.

I would now like to turn the conference over to Mr. Steve Gardner, Chairman and CEO of Pacific Premier Bancorp. Please go ahead, sir.

Steve Gardner
Thank you, Chuck. Good morning, everyone. I appreciate you joining us today. As you are all aware, earlier this morning, we released our earnings report for the third quarter of 2019. I will walk through some of the notable items, Ron Nicolas will review a few of the financial details, and then we will open up the call to questions.

I note that in our earnings release this morning we have the Safe Harbor statement relative to the forward-looking comments, and I would encourage all of you to review those. Our third quarter results reflect the continued transformation of our company, following the acquisition and integration of Grandpoint last year. As a larger company operating in an environment of economic uncertainty and slowing growth, we remain focused on growing prudently, effectively managing risk, delivering consistently strong performance for our shareholders while increasing the value of our franchise.

Similar to the prior quarter, we executed well on our strategic priorities for enhancing shareholder value, core deposit growth, proactive capital management, disciplined cost controls, and solid asset quality. This resulted in another quarter of strong profitability and attractive risk-adjusted returns. We generated $41.4 million of net income and a return on average assets of 1.44%, and a return on average tangible common equity of 16.27%.

Our strong profitability has enabled us to return approximately $140 million to shareholders during the first 9 months of the year through our quarterly dividend and stock repurchase program. This significant return of capital is another reflection of the transformation and maturation of our company, and how our strategies creating shareholder value have evolved over time.

As with the last quarter, one of the highlights was our team's ability to generate strong core deposit growth. Low-cost deposits were the fundamental underpinning of franchise value, and this year, we have continued to invest in the systems and technology to provide our bankers with the tools they need to attract and manage client relationships.

Across the board, our team has executed well on our business development strategies. From our commercial relationship managers to our HOA bankers and our specialty deposit group, all are achieving greater market penetration to drive new customer relationships, while retaining existing clients. Our bankers work very effectively across different lines of business with their colleagues in credit administration, treasury management and operations to ensure we are consistently delivering the highest level of service.

Most importantly, we remain true to our business model and value proposition. We are winning and keeping business based on the expertise in customer service that we provide, not the pricing we offer. Given our high-quality commercial client customer base that includes growing profitable businesses that are generating positive cash flow, there will always be some volatility in our deposit balances, but the investments we have made in technology and people to expand and attract client relationships are producing tangible results, and we expect they will continue to drive a steady inflow of lower-cost transaction deposits in the future.

The success we had in growing core deposits enabled us to reduce our balances of higher-cost broker deposits and retail CDs, and drive further improvement in our deposit mix. Compared to the end of the prior quarter, noninterest-bearing deposits increased to 41% of total deposits and our non-maturity deposits increased to 85% of total deposits. The improvement in our deposit mix helped us to reach a key inflection point in managing our funding costs. From a month-to-month perspective, our cost of deposits peaked in June at 74 basis points, and they have come down each month since then, with our cost of deposits dropping to 68 basis points at the end of September. And in the first few weeks of the quarter, we have seen further improvement in deposit costs.

Aside from the improvement in deposit mix, we have been able to pass through a portion of the Fed rate cuts to our customers. We have not made across-the-board cuts to deposit rates. Instead, we have taken a strategic approach by analyzing the totality of the relationship when making pricing decisions. It is one of the benefits we are deriving from our investments, customization, and use of sales force, namely providing granularity into every client's relationship. This approach has helped us to lower rates without it resulting in substantive deposit attrition. We have more room to bring rates down over time, as we monitor the competitive environment and determining the degree and timing that we pass through additional rate cuts. The reduction in our funding cost in the third quarter helped us to drive an expansion in our net interest margin, both on a GAAP and a core basis.

The decline in our average loan balances was largely due to an increase in payoffs and loan paydowns during the quarter. Notably, line utilization rates are at their lowest levels in our history. Again, this is reflective of the very strong cash flows many of our business clients are generating, which is allowing them to reduce leverage.

We had a solid quarter of loan production, with $537 million of new loan commitments. Our new loan production continues to be well balanced and diversified. Where we have competitive advantages, we are achieving higher risk-adjusted yields in conjunction with generating attractive new banking relationships.

Our third quarter loan production included $195 million in C&I and owner-occupied CRE loan commitments; $91 million in franchise loans; $60 million of construction loans; and $36 million of SBA loans.

As we have said throughout the year, we are very mindful of the longevity of the current economic expansion, and we will remain disciplined in our approach to credit risk management, which includes passing on loans that represent unacceptable pricing, structure, and/or term risk. Throughout our markets, we continue to see more willingness on the part of both bank and non-bank lenders to accept higher levels of risk. It is something we seek to avoid.

Our ability to bring in quality assets remains one of the strengths of our franchise, but we do not do so by loosening our risk management standards. If the current environment remains unchanged, then we are comfortable with, and we will accept a lower level of loan growth.

For the foreseeable future, we believe that we will deliver consistently strong earnings and enhance the value of our franchise through the further improvement of our deposit mix, maintaining disciplined expense control, and effective risk management practices.

Our high level of profitability will continue to provide us with opportunities to return meaningful amounts of capital to our shareholders, while maintaining sufficient capital to support our organic and acquisitive growth strategies.

With that, I am going to turn the call over to Ron to provide a little more detail on our third quarter results.

Ron Nicolas

Thanks, Steve, and good morning, everyone. As in the past, I will be reviewing some of the more significant items in the quarter, focusing primarily on the linked quarter comparison.

Overall, as highlighted in our earnings release, we reported net income of $41.4 million for the quarter and earned $0.69 per diluted share, compared with net income of $38.5 million and $0.62 per diluted share in the second quarter. Our total revenue was $123.8 million for the quarter compared with $117 million in the prior quarter.

We finished the quarter at $11.8 billion in total assets, and $1.99 billion in total equity. Our return on average assets was 1.44% and return on average tangible common equity, 16.27%, and our tangible book value grew to $18.41 per share, a 15% increase over September of 2018.

Taking a closer look at the income statement, net interest income of $112.3 million increased approximately $1.7 million from the prior quarter, with our net interest margin increasing 8 basis points to 4.36%. Accretion income totaled $6 million for the quarter compared with $5 million in the prior quarter, primarily as a result of accelerated accretion due to higher loan payoffs.

Excluding the impact of accretion income, our core net interest margin increased 4 basis points to 4.12%. The increase in our core margin reflects higher fees resulting from higher loan prepayments and lower cost of funds during the quarter.

Loan yields, excluding accretion, fell 2 basis points on average for the quarter, as both prime and LIBOR adjustable loans repriced lower with the Federal Reserve's two rate cuts totaling 50 basis points during the third quarter.

Lower interest expense of $1.5 million was driven primarily due to lower deposit and wholesale funding costs, which helped to offset the drop in loan rates. Deposit growth in our noninterest-bearing demand and money market accounts enhanced our mix and lowered our overall cost of deposits to 71 basis points. This enabled us to lower our overall average cost of funds by 6 basis points for the quarter.

Going forward, we expect our core net interest margin to be in the range of 4% to 4.10% in the fourth quarter. The company recorded a provision for credit losses of $1.6 million in the quarter compared with $334,000 in the prior quarter. The increase is primarily attributable to net charge-offs of $1.4 million for the quarter. We anticipate our provision expense to be in the $1 million to $2 million range for the fourth quarter depending on loan growth and the loan portfolio's overall credit profile.

Non-interest income of $11.4 million increased $5.1 million from the prior quarter, primarily as a result of a $4.3 million gain on the sale of $187 million of investment securities. In addition, loan gain on sale income increased $1.4 million, as the company sold $26.3 million of SBA loans, achieving a net gain of $2.3 million and a gain on sale rate of approximately 9%.

During the quarter, the company was impacted by the Durbin impact -- Durbin Amendment, which limits interchange fee income for banks over the $10 billion threshold. As a result, our interchange income decreased by approximately $700,000 from the prior quarter. We expect our quarterly non-interest income to be in the range of $6.5 million to $7 million based upon recurring income and normal business activities. Total non-interest expense was $65.3 million compared with $63.9 million in the prior quarter. Personnel costs were the primary driver for the increase as business-related incentive costs were higher. Staffing finished the quarter at 998 employees compared to 1,041 as of June 30th.

In addition, we incurred slightly higher costs in marketing, CRE activities and charitable contributions, as the company continued to invest in the communities it serves. Offsetting these increases was lower FDIC expense related to the prior overpayments under the small institution assessment credits.

The bank's remaining aggregate credit is approximately $2 million. We anticipate our fourth quarter expense run rate to be in the range of $65 million to $66 million. Our third quarter tax rate came in at 27.2%, compared with 26.9% for the second quarter. We expect our full-year tax rate to be in the 27% to 28% range.

Turning now to the balance sheet, total loans held for investment ended the quarter at $8.76 billion, essentially flat to the prior quarter, as higher prepayments and lower line utilization rates offset new originations and purchases. For the quarter, we originated $537 million in new loan commitments at a weighted average rate of 5.28% compared with $568 million at a weighted average rate of 5.42% in the prior quarter.

Our investment portfolio finished the quarter at $1.3 billion, essentially unchanged compared to the prior quarter. During the third quarter, we sold approximately $187 million of existing securities and purchased approximately $205 million of new securities.

The quarter also included an $11 million mark-to-market fair value increase, as well as $33 million in payments, amortization, and redemptions. We expect the investment portfolio to remain at approximately 10% to 12% of total assets, and the overall yield should be at a blended average rate of approximately 2.75% to 2.85%.

Deposits finished the quarter at $8.86 billion, overall, flat to the prior quarter with non-maturity deposit growth increasing by $214 million on a linked-quarter basis, and retail and broker CDs declining $217 million. As a result, our noninterest-bearing demand deposits of $3.6 billion increased to 41% of total deposits and our non-maturity deposits increased to 85% of total deposits.

Our loan-to-deposit ratio finished the quarter at 98.9%, down slightly from the prior quarter of 99%. Total shareholders' equity ended the quarter at $1.99 billion, essentially flat to the prior quarter, as the company repurchased an additional 1.15 million shares at an average cost of $29.68 per share and a total cost of approximately $34 million.

This brings our share repurchase program total to 3.4 million shares at an average cost of $29.69 per share for a total cost of $100 million. In addition, during and subsequent to the quarter, the company redeemed $18.6 million in three callable sub debt issues. Each of these issues had interest rates in excess of 5% at the time of redemption. The company's tangible equity ratio finished the quarter at 10.01%, and both the company and bank remain well capitalized across all regulatory risk-based measures.

Finally, taking a look at asset quality, non-performing assets of $8.2 million represented 7 basis points of total assets and total loan delinquency was 0.13% at quarter end. Our allowance for loan loss ended the quarter at $35 million and represented 432% of total non-performing loans.

Our allowance to loans held for investment coverage ratio ended the quarter at 0.40%, flat with the prior quarter. We currently have 41% of our loan portfolio under fair value accounting with a total discount of $47 million. This puts our combined loss coverage ratio at 0.93%.

With that, we would be happy to answer any questions you may have. Operator, please open up the call for questions.

QUESTIONS AND ANSWERS

Operator
We will now begin the question-and-answer session. To ask a question, you may press star (*), then one (1) on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time, your question has been addressed and you would like to withdraw your question, please press star (*), then two (2). At this time, we will pause momentarily to assemble our roster.

The first question will come from Matthew Clark of Piper Jaffray. Please go ahead.

Matthew Clark
Hi. Good morning.

Steve Gardner
Hi, Matthew.

Matthew Clark
Can you first quantify the -- excuse me, prepay fees this quarter and last in dollars or basis points?

Steve Gardner
Go ahead, Ron.

Ron Nicolas
Yes. Matt, we had about, roughly about 5 basis points in higher prepay fees this quarter than in the prior quarter.

Matthew Clark
And do you have the total amount, so I can …?

Steve Gardner
Yes, we had about 16 basis points.

Ron Nicolas
Dollars.

Steve Gardner
Yes, in this quarter -- the dollars, I do not have, Ron could get back to you on actual dollar amounts.

Ron Nicolas
Yes.

Matthew Clark
The 16 and 11, perfect, and then the amortization this quarter, Ron, I guess how much of that was scheduled versus accelerated?

Ron Nicolas
I will get back to you on that particular question here, Matthew. I have got it on my stack papers here.

Matthew Clark
No worries, and then just on the fee guidance of $6.5 million to $7 million, seems a little light to me. Is there an expectation that SBA, kind of production and sales will slow some from here? Or -- I mean the margins up relative to, I think, what you experienced in the last quarter. So, just want to get a better sense of what is embedded in that $6.5 million to $7 million run rate?

Steve Gardner
It is -- there is not anything different unusual, no real substantive change. That is just where we expected to come out here in Q4.

Matthew Clark
Okay, and then, can you -- go ahead.

Ron Nicolas
I am sorry, Matthew. I was going to -- just on that accelerated, we had about 15 basis points in accelerated. About 8 basis points was our normal accretion for the quarter.

Matthew Clark
Okay. Thank you, and then just the amount of payoffs in the quarter, dollar wise, if you had it, in any way, you can quantify the line utilization, whether the amount had declined in dollars or percent?

Ron Nicolas
You said the prepayments or the line utilization?

Matthew Clark
Both.

Ron Nicolas
Both. The prepayments ran about $390 million. I want to say, I think that was around 16% or so.

Steve Gardner
Right.

Ron Nicolas
And -- which was up a little over 10% over the prior quarter. The line utilization was down to the low 40s.

Steve Gardner
And may even be slightly below. We will get back to you on the exact number.

Matthew Clark
Okay, and then just last one for me. Any update on the franchise lending portfolio in terms of the underlying health? I assume still strong, but you heard about some other quick service type of restaurants that are having more difficulty. Just wanted to get a sense for the health and the appetite there.

Steve Gardner
We have not seen any material change at least in the clients that we are providing credit to, and I think, true, with the entire portfolio, I would expect over time we will have some charges, whether it is there or C&I or CRE. We would not expect them to remain necessarily at the low levels they are, but at the moment, we are not seeing any real degradation.

Matthew Clark
Okay. Thanks.

Operator
The next question will come from Gary Tenner with D.A. Davidson. Please go ahead.

Gary Tenner
Thanks. Good morning, guys.

Steve Gardner
Hi, Gary.

Gary Tenner
Hi. So, you all put the buyback to bed pretty quick over a couple of quarters, stocks a bit higher than the average price that you would repurchase at over that period of time. What are your thoughts in terms of authorizing if not being active at current levels?

Steve Gardner
Well, the -- Gary, the current program, the $100 million that the Board approved last year, we have now fully utilized that. The Board, ongoing, looks at and reviews capital management actions and certainly, it is something that we are discussing and looking at.

There is certainly a potential that there would be another authorization at some point in the future.

Gary Tenner
Okay. Thank you, and regarding the fee income side and a bit of a spike higher of loan servicing fee income, is some of that utilization fees of -- or excuse me, commitment fees for the unutilized volumes? And did that lower line utilization increase that number? Or is it something else?

Steve Gardner
No, on the loan servicing fees, in a twist of irony, of course, the SBA portfolio, the service to SBA portfolio slowed down just slightly in its amortization. So, we had a little less amortization in the quarter than we saw normally over the past three or four quarters, so a little twist of irony there, given the bigger picture.

Gary Tenner
Okay, and then last question just regarding CECL. Didn’t know either Ron or Steve if you have any sort of initial comments or thoughts there.

Steve Gardner
Sure. We, at this point, we are working on having the -- our models validated. We are -- we will be fully prepared by year-end. We are having ongoing conversations with our accountants, with our lawyers, with the Board on all of it, and in fact, by the third quarter 10-Q, we should have disclosure around it, and then as well as a slide or two in our investor slide deck for an upcoming conference and give some further color around it. We are very comfortable with where we are in the process. As you are well aware, it has been something we have been working on for a couple of years now.

Gary Tenner
Okay. So no numbers today, but should be in the relative near term?

Steve Gardner
Yes.

Gary Tenner
Okay. Perfect. Thanks, guys.

Operator
Our next question will come from Andrew Liesch with Sandler O'Neill. Please go ahead.

Andrew Liesch
Hi, everyone.

Steve Gardner
Hi, Andrew.

Andrew Liesch
Question around the margin outlook here. You certainly had some positive comments around the low-cost deposits you brought in and paying down higher cost funding and certainly with 41% of your deposit base is non-interest bearing, but some of the other funds are pretty high cost. If you still have opportunities to bring in more lower-cost funds, why not more optimism around the margin? Are the yield pressures that substantial that are going to offset the opportunity on the funding side?

Steve Gardner
That is just our best forecast and generally trying to forecast where yields are going to go, where the Fed is going to go with interest rates, and how that might impact it, but we are encouraged by what we have seen here through three quarters of the year with the amount of quality relationships that our teams have brought in. So, we are hopeful, we can be at the top end of that range.

Andrew Liesch
Okay. Thank you, and then just a clarification question on the expenses, $65 million to $66 million, does that include the credit from the FDIC, the small bank FDIC credit?

Steve Gardner
Yes, it does,

Ron Nicolas
Yes, it does.

Andrew Liesch
Okay. Great. You have covered my other questions. Thanks.

Operator
Again, if you have a question, please press star (*), then one (1).

Our next question will come from Jackie Bohlen of KBW. Please go ahead.

Jackie Bohlen
Hi, everyone. So, wanted to just stick a little bit with expenses. I know that with the FTE reduction that you had quarter-on-quarter; I have in my notes that you had some summer interns. So, I am guessing that is a portion of the reduction, but just if you had any other color on why that went down so much.

Steve Gardner
Yes. So, Jackie, you are absolutely right, about 16 of that drop was related to the summer intern program. The rest is just kind of normal attrition. I mean it is kind of ebbs and flows. We are recruiting quite frankly around the clock, but at the same time, there is a pretty competitive marketplace out here in Southern California, and we see a little bit of that in our numbers, so nothing other than that.

Jackie Bohlen
Okay. So, you have some open positions right now?

Steve Gardner
That is correct.

Jackie Bohlen
Okay, and are they more -- I guess, what level would those positions be? Is it across the board, or is it geared toward one segment or the other?

Steve Gardner
Yes, it is a - it is across the board.

Jackie Bohlen
Okay, and then, in the press release, comments of the three-pronged strategy you have right now, one of them was disciplined expense control. If you could just expand a little bit on that. If there is any initiative that you are thinking of, I know you are always laser focused on expenses, but just if there is anything new that you are focused on or if it is just kind of the same old expense control you are looking at?

Steve Gardner
There is really nothing new. We are always making assessments around our branch network, and if we have the right number and locations, and where we might get savings there, and really every place across the bank where we can more effectively manage expenses.

Jackie Bohlen
Okay, and then just lastly, I know that some of the redemptions that you did have been at a higher interest rate. Are you looking at any of the other pieces that you could potentially redeem? Or are you pretty satisfied with what you have done to date?

Ron Nicolas
Well, we are looking at all of them, of course. No, they are not all necessarily in a callable position, Jackie, at this point in time, but there is probably more coming up in the not too distant future that we will take another look at in next year. Yes.

Jackie Bohlen
Okay. Thank you. That is helpful.

Steve Gardner
You are welcome.

Operator
Our next question will come from Don Worthington of Raymond James. Please go ahead.

Don Worthington
Thank you. Good morning, Steve and Ron.

Steve Gardner
Hi, Don.

Ron Nicolas
Hi, Don.

Don Worthington
In terms of the loan purchases this quarter, maybe just a little color around how you come to decide when to do that? Is it based on the repayments and reinvestment of those cash flows, and then you have opportunities to buy multi-family CRE to kind of hit where you would like the loan portfolio to be?

Steve Gardner
Yes, we are, it is, as you know, Don, it has been a long-standing arrow in our quiver, our ability to buy and/or sell loans, and we are regularly looking at various portfolios. We have got to look at a lot of product before we get comfortable with the credit metrics and the pricing, and so that is just something that we are in the market regularly and looking at and just depending upon deposit flows, prepayments, what the line utilization and what we are going to fund if there is an opportunity to supplement on our organic loan production.

Again, it meets our credit metrics and pricing, then it is something we will take advantage of. And then there are periods of time where our own organic loan production is going to satisfy where we end up. So, it is a regular tool that we utilize.

Don Worthington
Okay. All right. Great, and then in terms of the gain on sale of securities this quarter, was this just a situation because of rates where you had a good opportunity to harvest gains?

Steve Gardner
There was a little bit of that, but it was also the timing of cash flows and ability that early in the quarter to pay down some of the wholesale funding. So, part of that was a timing issue as well. A number of factors went into it.

Don Worthington
Okay. All right. Thank you.

Operator
This concludes our question-and-answer session. I would like to turn the conference back over to Mr. Steve Gardner for any closing remarks. Please go ahead, sir.

CONCLUSION

Steve Gardner
Thank you, again, Chuck, and thank you, everyone, for joining us. If you have any additional questions, please do not hesitate to call either Ron or myself, and we would be happy to chat with you on the phone.

Operator
The conference is now concluded, thank you for attending today's presentation, you may now disconnect.